Exhibit 10.25

NORTH CAROLINA DEPARTMENT OF INSURANCE

RALEIGH, NORTH CAROLINA
SURETY BOND OF SELF–INSURER OF WORKERS' COMPENSATION

SURETY BOND NO. LPM 8166099

This bond is made and entered into between Labor Ready Mid-Atlantic, Inc. (hereinafter "Principal") and Fidelity and Deposit Company of Maryland (hereinafter "Surety") for the benefit of the North Carolina Commissioner of Insurance (hereinafter "the Commissioner") for the purposes set out in North Carolina General Statute §97–185. This surety bond is made in consideration of the Commissioner's issuance of a license to self insure for workers' compensation to the Principal. The Principal and Surety, for themselves, their heirs, assigns, and successors, agree to be jointly and severally liable to the Commissioner for the sum of One Million and 00/100 dollars for any and all of Principal's unpaid liabilities or obligations under Chapter 97 of the North Carolina General Statutes, regardless of when such liabilities arose or were incurred, including those arising prior to the effective date of this bond.

          Additionally, Surety agrees that it will fulfill all financial obligations and liabilities of the Principal under Chapter 97 of the North Carolina General Statutes in the event that the Principal fails to meet such obligations and liabilities. Surety shall be liable for the total amount of this bond to the extent that the Principal is or would be liable under Chapter 97 of the North Carolina General Statutes. Surety shall not be liable for any amounts in excess of the dollar amount stated in this surety bond or in any endorsements hereto.

          This surety bond shall remain in full force and effect until canceled in writing by the Commissioner pursuant to North Carolina law. Upon cancellation, Surety shall remain liable under the provisions of this surety bond for all obligations and liabilities of the Principal under the Workers' Compensation Act which arose or were created prior to the effective date of the cancellation. The Surety may be released from its liability and obligations under this surety bond if the Principal provides replacement security acceptable to the Commissioner in his discretion. If the Commissioner accepts replacement security, the Commissioner will notify the Surety in writing of its release from its liability and obligations under this surety bond.

          Pursuant to N.C. Gen. Stat. § 97–185(a), the Commissioner may increase or decrease the amount of the Principal's required security on deposit with the Commissioner. Such changes to the principle amount of this bond may be made by written endorsement executed by Principal and Surety. Any ordered increase in the security required to be posted by the Principal will have no effect on the validity or terms of this surety bond unless the same is amended in writing by the Principal and Surety.

          Within ten (10) days of a change in the legal entity ownership or name of the Principal or Surety, the Principal or Surety shall notify the Commissioner in writing of such change by registered or certified mail. In the event of such change, Principal and Surety agree to execute an endorsement to this surety bond to reflect said change.

          Should the Principal's license to self insure be suspended or revoked, all past, present, and existing obligation and liabilities of the Principal incurred as a self-insurer shall remain in effect until satisfied and shall be covered by this surety bond.

          In the event that the Commissioner makes claim upon the Surety under this surety bond as a result of the Principal's failure to meet the Principal's obligations and liabilities under Chapter 97 of the North Carolina General Statutes, the Surety shall remit payment under the terms of this surety bond to the Commissioner as required by North Carolina law, but in no event later than thirty (30) days after written demand by the Commissioner. The Surety may cancel this surety bond by giving the Commissioner sixty (60) days written notice by registered or certified mail. The Surety shall remain liable tor all obligations and liabilities of the Principal which arose under Chapter 97 of the North Carolina General Statutes while this sureti bond was in effect.

          This surety bond shall be governed by North Carolina law and any suits, actions, causes of actions or other legal proceedings concerning the validity, terms or enforceability of this surety bond may be brought only in the Superior Court of Wake County, North Carolina. All parties hereto submit themselves to the jurisdiction of that court. If any part or condition of the surety bond is declared unenforceable or held to be invalid by a court of proper jurisdiction, such determination will not affect the validity or enforceability of other parts or conditions of this surety bond.

          The Principal and Surety acknowledge and agree that no terms of this bond can be altered, changed, or amended without written approval by the Commissioner.

          IN WITNESS WHEREOF, the Principal and Surety intending to be bound hereby have caused this surety bond to be executed, under seal, and attested by their duly authorized officers.

Signed and sealed this 18th day of December, 2000
This bond is effective January 1, 2001

ATTEST

/s/ Steven Cooper
Steven Cooper, Secretary

PRINCIPAL: Labor Ready Mid-Atlantic, Inc.

/s/ Ronald L. Junck
Ronald L. Junck, President

SURETY: Fidelity and Deposit Company of Maryland

By: /s/ Patrick D. Dineen
Patrick D. Dineen, Attorney-in-Fact

Sworn and Subscribed before me by above affiant this date shown above:

/s/ Tracy D. Woods
Tracy D. Woods, Notary Public

My Commission expires 9/7/02